Exhibit 99.1

FOR IMMEDIATE RELEASE

First Commonwealth Announces Share Repurchase Program
Indiana, PA, December 1, 2025 - First Commonwealth Financial Corporation (NYSE: FCF) today announced that its Board of Directors has authorized a new $25.0 million share repurchase program of the company's common stock. During the fourth quarter of 2025, First Commonwealth completed its previously announced $25.0 million common stock repurchase program, repurchasing a total of 1,560,477 shares at a weighted average price of $16.02.
Under the new program, management is authorized to repurchase shares through Rule 10b5-1 plans, open market purchases, privately negotiated transactions, block purchases or otherwise in a manner that is intended to comply with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934. First Commonwealth may suspend or discontinue the program at any time.
About First Commonwealth Financial Corporation
First Commonwealth Financial Corporation (NYSE: FCF), headquartered in Indiana, Pennsylvania, is a financial services Company with 127 community banking offices in 30 counties throughout western and central Pennsylvania and throughout Ohio, as well as commercial lending operations in Pittsburgh and Harrisburg, Pennsylvania, and Canton, Cleveland, Columbus and Cincinnati, Ohio. The Company also operates mortgage offices in Wexford, Pennsylvania, as well as Hudson and Lewis Center, Ohio. First Commonwealth provides a full range of commercial banking, consumer banking, mortgage, equipment finance, wealth management and insurance products and services through its subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency. For more information about First Commonwealth or to open an account today, please visit www.fcbanking.com.

Media Relations:
Ron Wahl
Communications and Media Relations
Phone: 724-463-6806
E-mail: RWahl@fcbanking.com
Investor Relations:
Ryan M. Thomas
Vice President / FP&A and Investor Relations
Phone: 724-463-1690
E-mail: RThomas1@fcbanking.com